Exhibit 10.1

February 21, 2019

Acamar Partners Acquisition Corp.

1450 Brickell Avenue, Suite 2130

Miami, Florida 33131

Re:    Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into or proposed to be entered into by and between Acamar Partners Acquisition Corp., a Delaware corporation (the “Company”), and Goldman Sachs & Co. LLC and Deustche Bank Securities Inc., as the representatives (the “Representatives”) of the several underwriters (each an “Underwriter” and collectively, the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”), of 34,500,000 of the Company’s units (including up to 4,500,000 units that may be purchased to cover the Underwriters’ option to purchase additional units, if any) (the “Units”), each comprised of one share of Class A common stock of the Company, par value $0.0001 per share (the “Class A Common Stock”), and one-third of one warrant (each, a “Warrant”). Each whole Warrant entitles the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment. The Units shall be sold in the Public Offering pursuant to a registration statement on Form S-1 and prospectus (the “Prospectus”) filed by the Company with the Securities and Exchange Commission (the “Commission”). Certain capitalized terms used herein are defined in paragraph 11 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Acamar Partners Sponsor I LLC, a Delaware limited liability company (the “Sponsor”) and each of the undersigned persons, each of whom is an officer and/or director of the Company (each, such other undersigned persons, an “Insider” and collectively, the “Insiders”), hereby agrees with the Company as follows:

1. The Sponsor and each Insider agrees that if the Company seeks stockholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall (i) vote any Shares owned by it, him or her in favor of such proposed Business Combination and (ii) not redeem any Shares owned by it, him or her in connection with such stockholder approval.

2. The Sponsor and each Insider hereby agrees that in the event that the Company fails to consummate a Business Combination within 24 months from the date of the closing of the Public Offering, or such later period approved by the Company’s stockholders in accordance with the Company’s amended and restated certificate of incorporation, the Sponsor and each Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, subject to lawfully available funds therefor, redeem 100% of the shares of Class A Common Stock sold as part of the Units in the Public Offering (the “Offering Shares”), at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish all Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and other requirements of applicable law. The Sponsor and each Insider agrees not to propose any amendment to the Company’s amended and restated certificate of incorporation that would modify the substance or timing of the Company’s obligation to provide for the redemption of the Offering Shares in connection with a Business Combination or to redeem 100% of the Offering Shares if the Company does not complete a Business Combination within 24 months from the closing of the Public Offering, unless the Company provides its Public Stockholders with the opportunity to redeem their Offering Shares upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Offering Shares.

The Sponsor and each Insider acknowledges that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Founder Shares held by it, him or her (although the Sponsor and each Insider shall be entitled to redemption and liquidation rights with respect to any Offering Shares it, he or she holds if the Company fails to consummate a Business Combination within 24 months from the date of the closing of the Public Offering). The Sponsor and each Insider hereby further waives, with respect to any Shares held by it, him or her, if any, any redemption rights it, he or she may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a stockholder vote to approve such Business Combination or in the context of a tender offer made by the Company to purchase shares of Class A Common Stock.

3. Notwithstanding the provisions set forth in paragraphs 7(a) and (b) below, during the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, the Sponsor and each Insider shall not, without the prior written consent of the Representatives, (i) offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction that is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise)), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, with respect to, any Units, Shares, Warrants or any securities convertible into, or exercisable, or exchangeable for, shares of Class A Common Stock owned by it, him or her, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Units, shares of Class A Common Stock, Warrants or any securities convertible into, or exercisable, or exchangeable for, shares of Class A Common Stock owned by it, him or her, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii)  publicly announce any intention to effect any such transaction. Each of the Insiders and the Sponsor acknowledges and agrees that, prior to the effective date of any release or waiver, of the restrictions set forth in this paragraph 3 or paragraph 7 below, the Company shall announce the impending release or waiver by press release through a major news service at least two (2) business days before the effective date of the release or waiver. Any release or waiver granted shall only be effective two (2) business days after the publication date of such press release. The provisions of this paragraph will not apply if (i) the release or waiver is effected solely to permit a transfer of securities that is not for consideration and (ii) the transferee has agreed in writing to be bound by the same terms described in this Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

4. In the event of the liquidation of the Trust Account, the Sponsor (which for purposes of clarification shall not extend to any other shareholders, members or managers of the Sponsor) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by (i) any third party (other than the Company’s independent accountants) for services rendered or products sold to the Company or (ii) a prospective target business with which the Company has discussed entering into an acquisition agreement (a “Target”); provided, however, that such indemnification of the Company by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered (other than the Company’s independent public accountants) or products sold to the Company or a Target do not reduce the amount of funds in the Trust Account to below (i) $10.00 per share of the Offering Shares or (ii) such lesser amount per share of the Offering Shares held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case, net of the amount of interest earned on the property in the Trust Account which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. In the event that any such executed waiver is deemed to be unenforceable against such third party, the Sponsor shall not be responsible to the extent of any liability for such third party claims. The Sponsor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Sponsor, the Sponsor notifies the Company in writing that it shall undertake such defense. For the avoidance of doubt, none of the Company’s officers or directors will indemnify the Company for claims by third parties, including, without limitation, claims by vendors and prospective target businesses.

5. To the extent that the Underwriters do not exercise their option to purchase up to an additional 4,500,000 Units within 45 days from the date of the Prospectus (and as further described in the Prospectus), the Sponsor agrees to forfeit, at no cost, a number of Founder Shares in the aggregate equal to the product of 1,125,000 multiplied by a fraction, (i) the numerator of which is 4,500,000 minus the number of Units purchased by the Underwriters upon the exercise of their option to purchase additional Units, and (ii) the denominator of which is 4,500,000. All references in this Letter Agreement to Founder Shares of the Company being forfeited shall take effect as a contribution of such Founder Shares to the Company’s capital as a matter of Delaware law. The forfeiture will be adjusted to the extent that the option to purchase additional Units is not exercised in full by the Underwriters so that the Initial Stockholders will own an aggregate of 20.0% of the Company’s issued and outstanding Shares after the Public Offering. The Initial Stockholders further agree that to the extent that the size of the Public Offering is increased or decreased, the Company will effect a capitalization or share repurchase or redemption, as applicable, immediately prior to the consummation of the Public Offering in such amount as to maintain the ownership of the Initial Stockholders prior to the Public Offering at 20.0% of the Company’s issued and outstanding Shares upon the consummation of the Public Offering. In connection with such increase or decrease in the size of the Public Offering, then (A) the references to 4,500,000 in the numerator and denominator of the formula in the first sentence of this paragraph shall be changed to a number equal to 15.0% of the number of shares of Class A Common Stock included in the Units issued in the Public Offering and (B) the reference to 1,125,000 in the formula in the first sentence of this paragraph shall be adjusted to such number of Founder Shares that the Sponsor would have to return to the Company in order to hold (with all of the Initial Stockholders) an aggregate of 20.0% of the Company’s issued and outstanding Shares after the Public Offering.

6. (a) The Sponsor and each Insider who is an officer and/or director of the Company hereby agreed not to participate in the formation of, or become an officer or director of, any other special purpose acquisition company with a class of securities registered under the Securities Exchange Act of 1934, as amended, until the Company has entered into a definitive agreement regarding a Business Combination or it has failed to complete a Business Combination within 24 months after the date of the closing of the Public Offering.

(b) The Sponsor and each Insider hereby agrees and acknowledges that: (i) the Underwriters and the Company would be irreparably injured in the event of a breach by such Sponsor or Insider of its, his or her obligations under paragraphs 1, 2, 3, 4, 5, 7(a), 7(b) and 9 of this Letter Agreement (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to seek injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

7. (a) The Sponsor and each Insider agrees that it, he or she shall not Transfer any Founder Shares (or shares of Class A Common Stock issuable upon conversion thereof) until the earlier of (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination or (y) the date following the completion of a Business Combination on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property (the “Founder Shares Lock-up Period”).

(b) The Sponsor and each Insider agrees that it, he or she shall not Transfer any Private Placement Warrants (or shares of Class A Common Stock issued or issuable upon the conversion or exercise of the Private Placement Warrants), until 30 days after the completion of a Business Combination (the “Private Placement Warrants Lock-up Period”, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(c) Notwithstanding the provisions set forth in paragraphs 7(a) and (b), Transfers of the Founder Shares, Private Placement Warrants and shares of Class A Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants or the Founder Shares and that are held by the Sponsor or any Insider or any of their permitted transferees (that have complied with this paragraph 7(c)), are permitted (a) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members of the Sponsor or any affiliates of the Sponsor; (b) in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the securities were originally purchased; (f) in the event of the Company’s liquidation prior to the Company’s completion of a Business Combination; or (g) by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement, as amended, upon dissolution of the Sponsor; provided, however, that in the case of clauses (a) through (e) these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Agreement.

8. The Sponsor and each Insider represents and warrants that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to the Company (including any such information included in the Prospectus), is true and accurate in all respects and does not omit any material information with respect to such Insider’s background. The Sponsor and each Insider’s questionnaire furnished to the Company, if any, is true and accurate in all respects. The Sponsor and each Insider represents and warrants that: it, he or she is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it, he or she has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person or (iii) pertaining to any dealings in any securities and it, he or she is not currently a defendant in any such criminal proceeding.

9. Except as disclosed in the Prospectus, neither the Sponsor nor any Insider nor any affiliate of the Sponsor or any Insider, nor any director or officer of the Company, shall receive from the Company any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with, any services rendered in order to effectuate the consummation of a Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of a Business Combination: (i) repayment of a loan and advances up to an aggregate of $400,000 made to the Company by the Sponsor (directly or indirectly through an affiliate); (ii) payment to an affiliate of the Sponsor for office space, administrative, support and salaries to be paid to employees of such affiliate for due diligence and related services in connection with the Company’s search for a target company (although no salaries or fees will be paid from the monthly fee to members of the Company’s management team) for a total of $37,000 per month; (iii) reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating a Business Combination; and (iv) repayment of loans, if any, and on such terms as to be determined by the Company from time to time, made by the Sponsor or any of the Company’s officers or directors to finance transaction costs in connection with a Business Combination, provided, that, if the Company does not consummate a Business Combination, a portion of the working capital held outside the Trust Account may be used by the Company to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment. Up to $2,000,000 of such loans may be convertible into units at a price of $10.00 per unit at the option of the lender at the time of a Business Combination. Such units would be identical to the units sold in this offering except that the warrants underlying such units would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period.

10. The Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as an officer and/or a director on the board of directors of the Company and hereby consents to being named in the Prospectus as an officer and/or a director of the Company.

11. As used herein, (i) “Business Combination” shall mean an initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Shares” shall mean, collectively, the shares of Class A Common Stock and the Founder Shares; (iii) “Founder Shares” shall mean the 8,625,000 shares of Class B common stock, par value $0.0001 per share (or 7,500,000 shares if the option to purchase additional Units is not exercised by the Underwriters), initially held by the Sponsor; (iv) “Initial Stockholders” shall mean the Sponsor and any Insider that holds Founder Shares immediately prior to the Public Offering; (v) “Private Placement Warrants” shall mean the Warrants to purchase up to 6,000,000 shares of Class A Common Stock of the Company (or 6,600,000 shares of Class A Common Stock if the Underwriters’ option to purchase additional Units is exercised in full) that the Sponsor has agreed to purchase for an aggregate purchase price of $9,000,000 in the aggregate (or $9,900,000 if the Underwriters’ option to purchase additional Units is exercised in full), or $1.50 per Warrant, in a private placement that shall occur simultaneously with the consummation of the Public Offering; (vi) “Public Stockholders” shall mean the holders of securities issued in the Public Offering; (vii) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering and the sale of the Private Placement Warrants shall be deposited; and (viii) “Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

12. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the Sponsor and each Insider that is the subject of any such change, amendment modification or waiver.

13. No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.

14. Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

15. This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

16. This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

17. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

18. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

19. Each party hereto shall not be liable for any breaches or misrepresentations contained in this Letter Agreement by any other party to this Letter Agreement (including, for the avoidance of doubt, any Insider with respect to any other Insider), and no party shall be liable or responsible for the obligations of another party, including, without limitation, indemnification obligations and notice obligations.

20. This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Periods or (ii) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated and closed by March 31, 2019; provided further that paragraph 4 of this Letter Agreement shall survive such liquidation.

[Signature Page follows]

Sincerely,

Acamar Partners Sponsor I LLC

By:	/s/ Juan Carlos Torres Carretero
Name: Juan Carlos Torres Carretero
Title: Managing Member

/s/ : Juan Carlos Torres Carretero
By: Juan Carlos Torres Carretero

/s/ Luis Ignacio Solorzano Aizpuru
By: Luis Ignacio Solorzano Aizpuru

/s/ Raffaele R. Vitale
By: Raffaele R. Vitale

/s/ Joseba Asier Picaza Ucar
By: Joseba Asier Picaza Ucar

/s/ Juan Duarte Hinterholzer
By: Juan Duarte Hinterholzer

/s/ Domenico De Sole
By: Domenico De Sole

Acknowledged and Agreed:

ACAMAR PARTNERS ACQUISITION CORP.

By:	/s/ Luis Ignacio Solorzano Aizpuru
Name: Luis Ignacio Solorzano Aizpuru
Title: Chief Executive Officer

[Signature Page to Letter Agreement]